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                                   EXHIBIT 21
                         SUBSIDIARIES OF THE REGISTRANT

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                                        Jurisdiction              Holder of
         Name                         Of Incorporation         Outstanding Stock
         ----                         ----------------         -----------------
BancorpSouth Bank                     Mississippi              BancorpSouth, Inc.

Personal Finance Corporation          Mississippi              BancorpSouth Bank

Century Credit Life Insurance
Company                               Mississippi              BancorpSouth Bank

BancorpSouth Insurance Services       Mississippi              BancorpSouth Bank
of Mississippi, Inc.

BancorpSouth Insurance Services       Tennessee                BancorpSouth Bank
of Tennessee, Inc.

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